Exhibit 99.2

Final Transcript

Thomson StreetEventsSM

Conference Call Transcript

GGI — Q1 2005 The GEO Group Earnings Conference Call

Event Date/Time: May. 13. 2005 / 2:00PM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Rosa Suarez
The GEO Group — IR

George Zoley
The GEO Group — Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Patrick Swindle
Avondale Partners — Analyst

Todd Van Fleet
First Analysis — Analyst

Anton Hie
Jefferies — Analyst

Scotch Nieburger
Lehman Brothers — Analyst

Alex Yiagy
Morgan Stanley — Analyst

Martin Angel
Choice for Every Child Foundation — Private Investor

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the first- quarter 2005 The GEO Group earnings conference call. My name is Derek (ph) and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the presentation over to the host for today’s call, Ms. Rosa Suarez. Please proceed.

Rosa Suarez - The GEO Group — IR

Thank you, operator. Good afternoon, everyone and thank you for joining us for today’s discussion of The GEO Group’s first-quarter 2005 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Jerry O’Roark, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; Brian Evans, Vice President of Accounting and Chief Accounting Officer, and Pablo Piaz (ph), Director of Corporate Relations.

This afternoon we will discuss our first-quarter performance, current business development activities, and conclude the call with a question-and-answer session. This conference is also been webcast live at the Company’s website at www.thegeogroupinc.com. A telephonic replay will be available through June 13th. The replay telephone number is 1-888-286-8010.

Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in the Company’s Securities and Exchange Commission filings, including the Forms 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to George Zoley.

George Zoley - The GEO Group — Chairman & CEO

Thank you, Rosa and good afternoon to everyone. Thank you for joining me today as I provide an overview of GEO’s financial results for the first quarter of 2005. When I conclude my prepared remarks, I’ll open the call up to a question-and-answer session.

As announced in the press release we issued earlier today, our first-quarter earnings were $2.9 million or $0.29 per share based on 10 million diluted weighted average shares outstanding, compared to $2.3 million or $0.24 a share based on 9.7 million diluted weighted average shares outstanding for the first quarter of 2004.

Our first-quarter 2005 results include income from continuing operations of $2.8 million or $0.28 per share and income from discontinued operations of $100,000 or $0.01 per share related to our former immigration detention center operations in Australia. By comparison, first-quarter 2004 earnings reflected income from continuing operations of $2 million or $0.21 per share and income from discontinued operations of $250,000 or $0.03 per share.

The first-quarter 2005 revenue increased to $154 million from $146.1 million for the same period in 2004. This revenue increase reflects several factors, including $4 million due to higher construction revenue related to the expansion of our South Bay Florida facility, 1.5 million due to higher revenues as a result of our Reeves County Detention Complex and our Sanders Estes prison in Texas being operational for the entire period; as well as other increases related to the strengthening of the Australian dollar and the South African rand, the reopening of our McFarland, California facility in January of 2005, and contractual adjustments for inflation.

Operating expenses for the first quarter of 2005 increased to $131 million from $123.8 million for the same period in 2004. This increase in operating expense is consistent with the increase in revenues related to the strengthening of the Australian dollar and the South African rand, as well as phenomenal inflationary increases.

Depreciation and amortization expense for the first quarter of 2005 increased to $3.8 million compared to $3.5 million for the first quarter of 2004. First quarter of 2005 general and administrative expenses increased to $11.4 million, up from $11.2 million for the same period a year ago. This increase is primarily due to increased staff and business development activities by our mental health subsidiary, Atlantic Shores Healthcare.

Our effective tax rate for the first quarter of 2005 was approximately 39%. We expect our effective tax rate to be 39% for the remainder of the year. The first-quarter 2005 equity income from affiliates was $50,000 compared to a loss of $150,000 for the same period one year ago. Equity income from affiliates includes results from our South African joint venture.

The first-quarter 2005 income from discontinued operations reflects favorable adjustments to certain reserves related to our discontinued DIMIA contract in Australia. For the remainder of 2005, we do not expect any significant financial activity, either positive or negative, from discontinued operations.

Our compensated man days increased to 3.4 million for the first quarter of 2005 compared to 3.2 million for the first quarter of 2004. These figures include our South African joint venture.

Our first-quarter 2005 average occupancy rate was approximately 99% compared to 99.6% for last year. The decrease is primarily due to some unfilled beds at our San Diego U.S. Marshals facility, which I will discuss later in greater detail. Our average correctional per diem rate for the first quarter of 2005 was $45.79 compared to $43.58 for the first quarter of 2004. These figures include the results from our South African joint venture. This increase is due to higher per diem rates generated from our existing and new correctional contracts.

Turning to our balance sheet, cash at the end of the first quarter of 2005 was approximately $103 million compared to $93 million at the end of 2004. At the end of the first quarter of 2005, our balance sheet reflected approximately $197 million in total debt, not including nonrecourse debt of approximately $44 million related to the financing of a facility in Australia.

This total debt of approximately $197 million is comprised of $50.5 million in borrowings outstanding under the term loan portion of our senior secured credit facility bearing interest at LIBOR plus 2.5% and $150 million of ten year 8.25% senior unsecured notes. The total debt figure is net of commissions of approximately $4 million.

Our net debt position is approximately $93 million at the end of the first quarter 2005, excluding nonrecourse debt. Additionally, we own for properties, which we operate with an approximate value of $150 million. Our senior secured credit facility consists of the term loan and a $50 million revolver bearing interest at LIBOR plus 2%, which at the end of the fourth quarter, had no amounts outstanding and $33 million set-aside for letters of credit.

In summary, we continue to believe we have a strong balance sheet and that concludes my overview of our financial performance during the first quarter.

Now I’d like to provide you with an update on several outstanding issues. The first issue relates to our 480- bed Michigan youth correctional facility, which is fully funded through September 30, 2005, the end of the state’s current fiscal year, but not recommended by the Department of Corrections for continued operations in the next budget year. The state of Michigan has begun its budget process for fiscal year 2006, which begins October 1st, and we have been working in tandem with local and County officials, as well as civic and business leaders, to present a unified voice to the state legislature and the governor as to the importance of keeping the facility funded for the foreseeable future.

Although we’re optimistic of a positive outcome, there are obviously no assurances that we can give at this time. If the state of Michigan does not fund our management agreement and lease contracts beyond this fiscal year, we may have to incur an operating charge related to this facility.

Next, I’d like to discuss our immigration contract for the management of the 200-bed Queens detention facility operating on behalf of Immigration and Customs Enforcement, also known as ICE. During our last conference call, we discussed that we received notice from ICE of the three-month extension of our contract through June 30, 2005 instead of their exercising their renewal option for a full one-year option. That development triggered our concern over the continuation of the facility. And we are continuing to work actively to obtain a full one-year extension of our contract with ICE under revised terms and conditions and are in discussions with another federal agency that has an interest in this facility.

Also, in this case, we’re optimistic of a positive outcome but are unable to provide any assurances at this time. If ICE does not exercise its one-year option for renewal and we are unable to find an alternative client for the facility, or sublease the facility, we may be required to record an operating charge related to a portion of the future lease cost. The remaining total lease obligation is approximately $4.7 million through April 28, 2008.

At our San Diego 700-bed facility for the U.S. Marshals Service, we have experienced a significantly lower census due to a variety of reasons that are likely to continue through the second quarter. The reasons for a lower census, we believe, include budget limitations, previous vacant positions in the U.S. Attorney’s Office for the Southern District of California, and revised sentencing guidelines.

This contract will expire on July 18, 2005. We are expecting to receive a short contract extension from the Office of the Federal Detention Trustee, OFDT, any day. But by the end of the month, we expect to begin sole source negotiations for a new contract as a result of a recent determination by the OFDT that our facility is the only one in the San Diego area that meets their requirements.

The new contract, we expect, will be for a five-year term with a five-year option and will hopefully be executed in the beginning of the third quarter. We believe that the San Diego detention facility is very important to the OFDT and our present census and financial situation will be resolved through the sole source contract negotiation process.

With regard to our most recent awards, on April 25th, we announced that our corporate subsidiary, Atlantic Shores Healthcare, or ASH as we call it, has been selected by the Florida Department of Children and Families to negotiate contracts for the management of the 200-bed South Florida Evaluation and Treatment Center and for the construction of a new 200-bed replacement facility.

We would first manage the Center for a six-month period starting July 1 with a small management team while the center remained staffed with state employees. On January 1, 2006, we would then assume the full operation of the existing center under an operations agreement, which is expected to generate approximately $24 million in annual revenues for each of the first two years.

In the third quarter of 2006, we would begin construction of the new 200-bed replacement facility that would be bond financed and ultimately owned by the state of Florida. We expect the project cost to be between 35 and $42 million depending on a final site selection. We would assume operation of the new facility, upon its completion in January 2008 under the terms of the operations agreement, which would have initial term of five years with three five-year renewals.

With regard to our current facility expansions, as you may recall, on March 1, we announced our plans to proceed with a 600-bed expansion of our 1900-bed Lawton Correctional Facility in Oklahoma. This 600-bed expansion to the facility will house adult male, medium security inmates and is expected to become operational during the second quarter of 2006.

We welcome this opportunity to strengthen our partnership with the state of Oklahoma. Based on our present per diem rate of $40.42, this 600-bed expansion represents a potential of $9 million in additional revenues when the expansion beds are fully occupied.

Additionally, on May 3rd, we began the intake of 50 state of Florida inmates at our 543-bed expansion of our South Bay prison. We expect to be fully ramped up to a total facility population of approximately 1850 inmates within five to six weeks. Beginning in the third quarter, we expect additional annualized revenues of approximately $8 million at full occupancy. We are in the process of finalizing one-year extensions for our South Bay and Moorehaven prison contracts with the state of Florida through June 30, 2006.

Further, the state legislature has included language in its budget conference report authorizing a 235-bed expansion of our 750-bed Moorehaven prison. If signed into law by the governor, as we expect, we would expect to complete the expansion by the third quarter of next year.

Last quarter, we reported the reactivation of our 224- bed facility in McFarland, California for a one-year period under an emergency contract. As of May 1, we were housing 204 inmates at the facility against a capacity of 215. We expect the ramp up to continue to the 215 population levels shortly.

In December 2004, we announced our selection by Montgomery County, Texas to manage and operate their 1150-bed county jail. During the negotiation sessions, that desire of the county and the Sheriff have evolved to where GEO would provide a management team to manage the facility while having the employees on the county payroll. This contractual approach is similar to what we do at the Reeves County, Texas facility.

Moving now to our business development activities. We are continuing our efforts to expand every area of business in domestic and international correctional, mental health, and special-needs population management services, as well as other related management services for government clients.

I’d like to begin with penny proposals that we’ve submitted to governments or either on a solicited or unsolicited basis. We have currently submitted proposals and are awaiting awards or negotiations with current potential clients for new expansion projects totaling approximately 16,000 beds.

Domestically, you’re probably aware that we have submitted a proposal in response to a solicitation issued by the U.S. Marshals Service for up to 2800 beds within a 50 mile radius of the new federal courthouse in Laredo, Texas. We are hopeful that the award for this project will be made by the third or fourth quarter of this year. This is for the federal project to allow for a — this is the first federal project to allow for a 20-year contract term inclusive of options.

We have also submitted a proposal for the management and operation of a 750-bed jail in Smith County, Texas. Recently, the county announced its intention to consider bringing in an outside consultant to assist the county in its selection process. We expect an award for this project to be made shortly.

Furthermore, we submitted a proposal in response to a procurement issued by the state of Florida for a 1280- bed adult male private prison to be located in Graceville, Florida. The state legislature has currently approved language in its budget conference report to increase the number of beds for this project to 1500. We expect this project to be awarded late in the second quarter.

In Texas, we have submitted proposals in response to procurements issued by the Department of Criminal Justice related to two of our existing facilities, the 520-bed Kyle Correctional Center and the 520-bed Bridgeport Correctional Center. We expect awards for these two procurements to be made very shortly.

Also, we submitted a proposal in Virginia on an unsolicited basis to the Department of Corrections for the development and operation of two 1500-bed correctional facilities. The state has decided that one of these facilities will be publicly operated and we remain hopeful that the second facility will be privately managed.

In Tennessee, we submitted a proposal to Shelby County for the management of their existing county correctional and jail facilities, totaling approximately 5000 beds. This solicitation also calls for the potential construction and management of a new facility, or facilities, to replace some or all of the existing facilities. Only two companies remain in this competition, ourselves and CCA.

We made our presentations to the county staff two weeks ago. If the county proceeds with this project, we expect a contract award to be made in the second or third quarter of ‘05. In addition to these previously submitted impending proposals, we are preparing to submit solicited and unsolicited new proposals to potential clients for approximately 2500 beds.

As mentioned on last quarter’s conference call, a request for information was published by the California Department of Corrections in an effort to identify bidders for 1000 community correctional facility beds. The state of California received expressions of interest and issued a solicitation for up to 600 male and 400 female beds that will result in the award of contracts with initial term of five years plus two five-year options. We expect to submit our 224-bed McFarland facility in response to the male portion of this procurement.

Internationally, in England and in Wales, we are responding to a request for qualifications by the National Offender Management Service for the management of a group of — cluster of three prisons located in the Isle of Sheppey, totaling 2224 beds. With the recent opening of our U.K. office, we believe we are well positioned to take advantage of this new business opportunity as they arise throughout the United Kingdom.

Additionally, we have responded to an expression of interest published by the New South Wales government in Australia for noncustodial services at a new 128-bed forensic hospital under the government’s Public Private Partnership program.

With respect to pipeline projects, we expect to be preparing proposals within the next 12 to 18 months for a number of projects totaling approximately 25,000 beds, both domestically and internationally. Approximately 10,500 are in the U.S. market, 12,500 are in the international market, and 2000 beds are in the mental health services area.

This growth potential for privatized corrections continues to be based on several factors that are favorable to our industry. First, the President’s ‘06 budget calls for $348 million increase in discretionary funding for the Office of the Federal Detention Trustee, raising the requested discretionary funding to over $1.2 billion to support an average daily detainee population in excess of 60,000 individuals.

In addition to the President’s ‘06 budget for the Federal Bureau of Prisons, it calls for $20 million in additional funding for 1600 new private contract beds. For fiscal year ‘05, both chambers of Congress have agreed on May 5th, on a supplemental appropriations bill, that provides for $450 million in additional funding for immigration border security, including $276 million specifically allocated for immigration and customs enforcement to ensure adequate funding for investigative and detention programs.

Additionally, $274 million are allocated for additional border patrol agents, immigration customs investigators, and detention officers, as well as for approximately 2000 additional detention beds. Specifically in the U.S., ICE has issued a pre-solicitation notice for a 750-bed detention facility to be located near the Denver, Colorado area. We expect that a procurement will be issued by the Office of the Federal Detention Trustee this year with an award being made in the first quarter of 2006.

We will be submitting a proposal for the expansion of our 350-bed Aurora, Colorado ICE processing center in response to this solicitation. In addition, we are expecting procurement sometime in 2005 for additional federal projects. One by ICE through the Office of Federal Detention Trustee for a 1000-bed detention facility located near Phoenix, Arizona and one or more procurements by the Bureau of Prisons for 4500 low security beds. We expect that the awards for these projects will be made sometime in 2006.

Furthermore, the state of Indiana is expected to issue a request for proposal for the management and operation of the 1856-bed New Castle Correctional Facility. At the local level, we are expecting the procurement to be issued by a county in the North Eastern United States for the management of its 400-bed county jail.

Internationally, we continue to pursue business opportunities in the Republic of South Africa where we expect the Department of Correctional Services to move forward with the development and operation of four new 3000-bed prisons on the Public Private Partnership basis. As you may recall, the government has appointed a team of project advisers to perform a feasibility study and to facilitate negotiations between the Department of Correctional Services and private entities.

Given the successful operation of our 3000-bed prison in the northern province of South Africa, we believe that we’re well positioned to strengthen our partnership in South Africa’s Department of Correctional Services as they move forward with new solicitations.

With regard to mental health opportunities, our wholly-owned subsidiary, Atlantic Shores Healthcare, or ASH, has had a very busy quarter and is expecting a very productive year. We expect to incur approximately an additional $2 million in unbudgeted expenses this year as ASH competes for numerous large-scale opportunities and increases its corporate staff into appropriately managed several new contracts.

We estimate the annualized value of the ASH opportunities pipeline to be worth approximately $400 million. In my view, ASH is effectively positioned to win as much, if not more, new business in 2005 than our corrections business unit, which we expect to do very well this year. They have gotten off to a great start with the award of a 200-bed forensic hospital for the state of Florida. Starting January 1, 2006, they will be operating an existing facility under a $24 million contract and building a new forensic hospital financed with tax-exempt bonds requiring no capital investment whatsoever from us.

Also in Florida, the legislature has passed a bill authorizing the design, construction, bond financing, and operation of a new 600-bed sexual violent predator facility. We expect the RFP to be issued in the next 45 days and an award in the third quarter providing for a fourth quarter contract commencement for the existing facility, which has a $26 million annual budget. Also in Florida, we are waiting for an RFP in the next 60 days by the Department of Corrections, which will involve providing mental health services to all state of Florida prisons. Similarly, we would expect an award in the third quarter with contract commencement in the fourth quarter.

Today, we have submitted a proposal to an Indiana request for prison mental health services. In the state of Georgia, we are waiting a similar RFP from the Department of Corrections in the next 60 days to provide comprehensive mental health services to the Georgia correctional system. In New Mexico, we are waiting an RFP in the next 45 days for the management of an existing 200-bed long-term care state hospital and the development of a new replacement facility. We’re hopeful of a third quarter award and a fourth quarter contract commencement.

These are the publicly known contract opportunities that ASH is aggressively pursuing that I am at liberty to discuss. There are several more opportunities that are not yet public and therefore I cannot provide any further detail.

But in summary, ASH has effectively positioned itself for an unprecedented number of awards in 2005. We are making significant resource investments in additional professional corporate staff and proposal development in order to better assure ASH’s success in pursuing its $400 million opportunity pipeline.

I would now like to provide, unfortunately, revised guidance for the balance of the year. We expect the second quarter for 2005 revenues to be in the range of 148 to $154 million and second-quarter 2005 earnings to be in the range of 40 to $0.42 per share. Second- quarter projected earnings reflect a benefit of $0.17 from the repatriation of foreign earnings in the fourth quarter of 2004 as a result of the American Jobs Creation Act of 2004. But this benefit is subject to the passing of pending legislation in Congress clarifying certain technical issues and original legislation. Income from continuing operations is expected to be in the range of 23 to $0.25 per share.

We are revising our second-quarter guidance because of a lower census at our detention facility in San Diego, California. Substantial investments that we’re making in increased staff and business development activities related to the mental health opportunities that I have just discussed and the cost of impact of a few extraordinary inmate medical cases. One of which was approximately $500,000.

We are not revising our guidance for the third and fourth quarters. I am deeply regretful of the revised forecast for the second quarter attributable to the lower census at the San Diego facility and the unusual medical cases. We have rarely, in our Company’s history, needed to revise our earnings forecast and pride ourselves on meeting earnings objectives. In fact, to my recollection, last time we missed our earnings target was over 10 years ago in 1995 due to the opening of two brand-new Texas facilities.

With respect to the spike in inmate medical costs, we believe that the underlying causes will not likely be repeated. Although we incur medical costs at all of our facilities under different terms, the magnitude of these particular cases is extreme. We do not expect it to be repeated, as I said. On the San Diego facility, as I said earlier, the OFDT has already published its intent to begin sole source negotiations with our Company, which is expected to commence by the end of this month. The negotiations will encompass all 700 beds resulting, we believe, in a contract for a five-year term with a five-year renewal option. Again, we expect a new contract to be in place by the early portion of the third quarter. And we believe that our current census and financial situation will be resolved through this sole source contract negotiation process.

The expenses for ASH, which have been forecasted and taken into consideration and have led us to the conclusion that there is no present need to revise our third or fourth quarter estimate, which are as follows. Third quarter guidance is within a range of 46 to $0.48 per share and fourth quarter guidance is within a range of 47 to $0.49 per share. Based on our revised guidance for the second quarter, our full-year guidance for 2005 is now within a range of $1.62 to $1.68 per share.

In summary, we acknowledge that we are experiencing a difficult second quarter. But overall, we feel very optimistic about the balance of the year and in particularly, the importance of our rapidly developing mental health services business unit. I would now like to open the call to any questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Patrick Swindle of Avondale Partners.

Patrick Swindle - Avondale Partners — Analyst

In looking at the revised second quarter guidance, particularly in looking at the San Diego facility and the U.S. Marshals Service, you mentioned earlier, the impact the changes in federal sentencing guidelines were having on the Marshals (ph) population. In terms of the particular factors that impacted the quarter, would you say it is more the sentencing guideline changes or more budget issues? And then what are the implications for long-term demand, I guess, if there is a more significant impact, in your opinion, from the changes in sentencing guidelines?

George Zoley - The GEO Group — Chairman & CEO

Well, I mentioned that is only one of the several reasons. I can’t speculate as to how much that comes into play because everyone I have talked to is unable to do so themselves. I did mention, I think, budget issues are an initial concern and the previous vacant positions in the U.S. Attorney’s Office were also an issue. It was a confluence of issues that came to bear that have driven down these beds.

And we’re not talking a whole lot of beds. It’s only 2 to 300 beds that are at issue and we think the issue will be resolved, as I said previously, through the contract negotiation process that we expect to begin by the end of this month.

Patrick Swindle - Avondale Partners — Analyst

Looking at the other factors impacting the second quarter, can you quantify or give any additional context of each of the components, how much each of them contributed to the reduced estimates?

George Zoley - The GEO Group — Chairman & CEO

I really can’t because it would drive towards the issue of how much is San Diego worth and we consider that proprietary information.

Patrick Swindle - Avondale Partners — Analyst

My last question, two of the mental health procurements that you described, one was a Indiana mental health services contract for the state prison facilities there. The other was in Georgia. That is not to manage an existing facility. That’s to manage behavioral health within the state prison system. Is that correct?

George Zoley - The GEO Group — Chairman & CEO

That’s correct. But I should also add the magnitude of those contracts. In each case, I believe those contracts will exceed $20 million per year.

Patrick Swindle - Avondale Partners — Analyst

Do you view that as a growth avenue on a going-forward basis with other states or no (ph)? Some carving out behavioral health as part of their overall medical services to inmates.

George Zoley - The GEO Group — Chairman & CEO

Yes, I should add that our new view of our objectives now in the mental health service area are to continue our abilities to manage state psychiatric hospitals. But then another area that we are — have just discussed was that is the provision of mental health services for state institutions. And the third area we are now beginning to pursue is mental health services for local jails.

So these are all very distinct markets. We were previously only pursuing the first one, that state psychiatric hospital. But now, we have increased our staff at the corporate level and feel we are well positioned to pursue the other two markets, as well as, I pointed out, these contracts are significant. They are tens of millions of dollars per year.

Operator

Todd Van Fleet of First Analysis.

Todd Van Fleet - First Analysis — Analyst

A few questions on some of the facilities. If you could address what the backup plan would be for the Baldwin facility there in Michigan in case things don’t work your way. In San Diego, could you let us know what the population was in that facility at the end of the quarter because it seems like you experienced, I guess I’m interpreting, you experienced a pretty rapid decline in the population there because you held up a 99% for the quarter. But if you could just give us a sense for how rapid the decline was there and do you expect a comparable return in population, assuming things work out with the OFDT.

And then in Montgomery County, I understand —.

George Zoley - The GEO Group — Chairman & CEO

I’m not sure I can remember all those. Let me take one at a time. The first one. What is the backup plan on Michigan?

Todd Van Fleet - First Analysis — Analyst

Right.

George Zoley - The GEO Group — Chairman & CEO

I don’t think we’re working on a backup plan right now in the sense. We think we have a lot of support locally in this facility, for this facility, as well as within the legislature for the continuation of this facility that represents 10% of all the employment in that county. It’s a very important facility that has been visited by a number of legislators and if worst case scenario happens obviously we’d be looking for clients and those clients would be likely federal clients. Right now we’re concentrating our efforts at the state level and we have a lot of support for this facility.

On the decline of the population in San Diego, the decline occurred, in looking at the numbers, in late last year, December. But it was a normal decline because late in the year, in December, all population levels at most facilities of this nature, federal facilities, achieve a seasonal decline. What was unusual is the decline continued in the first quarter. Again, we are only talking about a couple of hundred beds; but these are expensive beds because they are driven by a wage determination for the local area. It’s an expensive facility. So when you lose even a couple hundred beds at this type of facility, it makes a big impact. So while we have been waiting for — in thinking about all those issues I discussed previously, the filling of U.S. Attorneys, resolution budgetary problems, we kept thinking this is going to get solved this week, next week. And it hasn’t and we finally have come to the conclusion that we needed to revise our forecast as a forewarning to our investors.

I think it’s fortunate that we are smack in the middle of a sole source negotiation. How did we get there? The OSDT (ph) previously issued a notice; I think it’s called a notice of interest by interested parties for anyone who wanted to provide a minimum of 700 secure beds in the San Diego area. Only one company submitted, ourselves. Therefore, the Office of Detention Trustee has made a determination we are the only party that is capable of providing those services. And it will enter into sole source negotiations with us under, we believe, more favorable terms in the sense that the length of the contracts are longer certainly instead of the previous one year with four one-year options, which we had — which we are working under presently. We believe the terms will be for a five-year contract with another five-year renewal option.

And we think this process can occur fairly quickly. The situation has impacted the second quarter. And as I say, we remain hopeful that will be resolved by the beginning of the third quarter.

Todd Van Fleet - First Analysis — Analyst

I guess with respect to Montgomery County, if you could provide a little bit more detail as to how that contract is going to work. Is it going to work the same way you thought it would three, four months ago? We had heard that the Sheriff had submitted a competing proposal and that was to be decided this week’s as to whether or not there were going to keep operations in-house or go with you guys. If you could kind of tell us where that stands?

George Zoley - The GEO Group — Chairman & CEO

Wayne Calabrese, who heads up most of those kind of business development activities, is not here. He’s on the road attending a business development. But I’ll try to summarize it from my recollection. I think the Sheriff was due to make a presentation this week and was unable to do so because I don’t think he had — he was ready with all the necessary information.

But as far as how it would work under the current discussions as I understand them, it has become an interesting paradigm for us as to the contract relationship in Reeves County, Texas where we operate a large-scale prison with I guess almost 3000 beds. We operate with a management team, I’d say 15, 20 people, and the rest of the several hundred employees remain on the county payroll. This was at the preference of the county officials and it was our first experience in something like this and it has worked very successfully.

And it is a paradigm now, a contract paradigm, that we are in discussions with Montgomery County with. And it is one we may use in the mental health service area as well because we have found it achieves the same bottom-line financial results as we are interested in and it may mitigate some of the labor issues that are of concern to local officials.

So we are not leery of that. We are kind of welcoming it with open arms because of our success in Reeves County, Texas.

Todd Van Fleet - First Analysis — Analyst

So that’s the proposal that has been a place all along. Do you expect a final resolution on the part of the commission?

George Zoley - The GEO Group — Chairman & CEO

I think the next step is the Sheriff is supposed to make some presentation as to his view of the situation then the commission would decide on how to proceed.

Todd Van Fleet - First Analysis — Analyst

Do you have any expectation on timing?

George Zoley - The GEO Group — Chairman & CEO

I would hope by the end of the second quarter.

Operator

Anton Hie of Jefferies.

Anton Hie - Jefferies — Analyst

You left the third quarter guidance unchanged. Does that assume — how rapidly does the San Diego (indiscernible) need to come back in after you do get that new OSDT contract in place? How rapidly would the San Diego beds have to come in (indiscernible) to really hit that guidance? Does that assume that they are all in the whole quarter?

George Zoley - The GEO Group — Chairman & CEO

Not every day of the quarter. And it wouldn’t necessarily just have to be — the cures are not just occupancy. It could be pricing as well.

Anton Hie - Jefferies — Analyst

So possibly some pricing terms in there as well. How much of that 400 million ASH from central (ph) revenue is construction revenue?

George Zoley - The GEO Group — Chairman & CEO

None.

Anton Hie - Jefferies — Analyst

None.

George Zoley - The GEO Group — Chairman & CEO

We haven’t even estimated that. Just to take, I guess our Florida situations as an example, if the new facility we want is a $24 million facility, we are saying that construction costs will be between 35 and 42. Actually, it’s our construction revenue would exceed the 400 million.

Anton Hie - Jefferies — Analyst

And then I don’t think you have identified the essential (ph) P&L hit (ph) in Michigan just because of the ins and outs of whether or not you have to go to a plan B. Can we assume that the margin on that current contract, given that it is adjudicated, that that would be a higher per diem than kind of you typically receive?

George Zoley - The GEO Group — Chairman & CEO

The per diems there are higher because it is a high security youth facility.

Anton Hie - Jefferies — Analyst

The possible backup plans on that are federal and it would be — is that facility built to handle a maximum security?

George Zoley - The GEO Group — Chairman & CEO

It’s designed as a maximum security facility and it could be expanded if necessary. It’s a 450-bed right now. But if necessary, it could be expanded to 1000 to qualify for one of the I guess 4500 beds that the feds will be procuring. We would certainly expand it to do so.

Anton Hie - Jefferies — Analyst

So that would require some expansion investment, as opposed to just rolling in beds.

George Zoley - The GEO Group — Chairman & CEO

Probably to compete on the larger — we see the federal facility — federal agencies going to larger scale facilities. And just to pick a number, a thousand beds or more. So, if necessary to compete in that arena, we would expand it to 1000 beds.

Operator

Scotch Nieburger (ph) of Lehman Brothers.

Scotch Nieburger - Lehman Brothers — Analyst

Just kind of following up on the question about San Diego and the risk posed on the timing on that in the third quarter. What — I mean you kind of covered the question there, but I guess what other things are necessary to happen or not happen to make you feel comfortable with the second half guidance? And what are some areas of risk there I guess is what I am digging at?

George Zoley - The GEO Group — Chairman & CEO

Well, I think we took in consideration everything when we gave this guidance, all the pluses and minuses.

We are a $600 million company. We have got a lot of moving parts at any given time between domestically, internationally, corrections, mental health. There’s a lot of things going on. But we tried to go down the list and be sensible about it and think that there was no need to revise third or fourth quarter based on what we know today, or what we foresee based on what we know today.

Scotch Nieburger - Lehman Brothers — Analyst

Fair enough. I guess more focusing on is there timing risk whereas it may push, not just may not happen to capture all of third quarter and push back a little bit later. I’m fine with the answer you guys — it sounds like you have assessed everything.

George Zoley - The GEO Group — Chairman & CEO

I mean, if I gave you some dates today — like if we don’t begin negotiations by the end of the month for instance, maybe that will have an impact. If we get to the point before the next conference call where we think that there will be — that our guidance is in jeopardy, we will, I think, notify you. We will wait for the next conference call.

Scotch Nieburger - Lehman Brothers — Analyst

Thanks. Just a couple of high-level questions. I’ll throw them in together. Do you guys have a target mix of mental health versus corrections or is it just pursuing whatever is the most opportune for you as a company at the time? And then second one, the second question is it sounds like you’re feeling pretty good about some big projects that could really benefit ‘06. I know it’s early to talk about ‘06 but any comments you have around that and your business outlook for that year?

George Zoley - The GEO Group — Chairman & CEO

The number of opportunities that have developed in mental health recently have pleasantly surprised all of us in number and in scale. And it has caused us to have — and exploring these other new markets that we never even thought of before. That is providing mental health services in state institutions, providing mental health services in jails. We have had to staff up to be able to be credible to do those services. And we are staffing up to take over for ASH, now Atlantic Shores Healthcare, to be able to operate secure mental health facilities.

The one facility that presently is being operated exclusively by ASH is a civil facility and it is not, per se, a secure facility. The new award in Florida is a maximum security facility. ASH needs its own security staff. It needs staff with experience in state mental health services, in local mental health services, and it needs more staff in business development and we are giving it all of those resources because of the number and the scale of the opportunities we are looking at.

And these are — I went through the list of real RFPs that are coming down the line. This is not just blue sky stuff and I can’t discuss the others that are being considered in primarily state legislatures around the country that are not yet public.

Scotch Nieburger - Lehman Brothers — Analyst

Thanks. That’s helpful. It sounds like with all this opportunity in front of you, probably feeling pretty good about ‘06. I realize it’s early, but any comments surrounding that?

George Zoley - The GEO Group — Chairman & CEO

You’re right. We are feeling very good about ‘06. I think Ash will play a big part of that. I maybe repeat my statement one more time that I think ASH may win more business this year than corrections. And I think corrections is going to have an outstanding year.

Operator

Your next question is a follow up from the line of Patrick Swindle.

Patrick Swindle - Avondale Partners — Analyst

First question is in the staff up for the Atlantic Shores effort, is the majority of that going to show up in SG&A or is it a combination of SG&A and operating expenses?

George Zoley - The GEO Group — Chairman & CEO

SG&A.

Patrick Swindle - Avondale Partners — Analyst

General and administrative. Okay. And when you think more broadly about the new mission — I guess the expanded mission in mental health services, you have had an active acquisition program or at least has actively been prospecting. Do you see that as a potential direction in terms of acquisitions on a going forward basis as well?

George Zoley - The GEO Group — Chairman & CEO

We are still actively involved in the assessment of acquisitions.

Patrick Swindle - Avondale Partners — Analyst

That would be both in corrections and potentially mental health services?

George Zoley - The GEO Group — Chairman & CEO

In corrections, mental health services, and other related government services.

Patrick Swindle - Avondale Partners — Analyst

Can you comment at all in terms of the acquisition pipeline, any changes in the competitive environment or the multiples that you are seeing in the environment for those opportunities?

George Zoley - The GEO Group — Chairman & CEO

In the acquisitions?

Patrick Swindle - Avondale Partners — Analyst

Yes. In terms of has there been a material change in the competitive environment or landscape or competition for the acquisitions that you all are seeking to go after?

George Zoley - The GEO Group — Chairman & CEO

I don’t think so. I think I commented previously that our difficulty to date has been in trying to acquire something on an accretive basis. And I hope people feel my pain here in the sense I am not going to make an acquisition just so I can say I made one. I kind of sense the temptation that CEOs must go through in wanting to do something for its own sake because you spend a lot of money and we had to write off $1.2 million last quarter. You feel stupid sometimes and there is a real temptation just to go ahead and make the acquisition. But we’re not going to make it for the wrong reasons. We’re going to make it when it’s right.

Patrick Swindle - Avondale Partners — Analyst

I certainly applaud that. Last question and then I’ll go back into the queue would be on the behavioral side, how do you view the margin profile particularly of the behavioral management and existing state facilities relative to your average margin today?

George Zoley - The GEO Group — Chairman & CEO

It’s a unique and interesting business model. As I said, we will be taking over, in the case of the recent award for ASH in the state of Florida, a $24 million operating budget facility. Building a brand-new facility and our investment, our out-of-pocket investment exclusive of corporate staffing, is zero. So it’s not a capital intensive business by any means. It is analogous to the old managed only corrections business with no capital requirements. And it is probably, in general, got a higher margin than the managed only corrections business. And the terms are generally better and longer instead of one-year contracts with multiple one-year options. They are typically five-year contracts with three five-year options. So they are very long-term contracts. And they usually have CPIs in them and they are large-scale. I think our South Florida state hospital is still either our largest labor force or one of our largest and it is certainly one of our largest contracts. It’s a $33 million a year contract. So we find it a very important growing part of our business. And we’re proud to play a role in the mental health industry in this country. We think we are kind of, at the state level in state psychiatric hospitals, we are kind of leading the way in the state of Florida and hopefully very soon throughout the rest of this country in bringing state mental health hospitals into the 21st century.

Patrick Swindle - Avondale Partners — Analyst

In Indiana and Georgia, in particular, where you’re going into existing state prison facilities, will you be providing a behavioral pharmacy component as well as delivery of service? Or are you getting only for service delivery?

George Zoley - The GEO Group — Chairman & CEO

There will be a pharmaceutical portion related to mental health that we will be responsible for. Just the mental health portion.

Operator

Your next question is a follow-up from the line of Mr. Todd Van Fleet.

Todd Van Fleet - First Analysis — Analyst

Quickly, what was the construction revenue during Q1?

George Zoley - The GEO Group — Chairman & CEO

4 million.

Todd Van Fleet - First Analysis — Analyst

On your guidance, I just want to make sure I understand, George, you had said that the 2 million in additional mental health expense, as you kind of go out and look for new projects, was unbudgeted. I just want to be clear that that is nothing that is new that is included in your guidance for this year?

George Zoley - The GEO Group — Chairman & CEO

Yes, it is.

Todd Van Fleet - First Analysis — Analyst

And one other question. With respect to the revenue guidance for the year, there were — tracking all the projects, the laundry list of projects that you kind of work through here, South Florida seemed like, in terms of estimating what is built in the revenue guidance for this year, is South Florida built into the guidance for revenue?

George Zoley - The GEO Group — Chairman & CEO

Do you mean South Florida? We’ve had that contract. Are you talking about the new one?

Todd Van Fleet - First Analysis — Analyst

The new one.

George Zoley - The GEO Group — Chairman & CEO

In July 1, we start, I call it a transitional contract, and it’s just for a few hundred thousand on a cost reimbursement basis for a management team of six people. So it’s really inconsequential. It’s January 1 when we take over full operations and all of the employees become our employees that would reflect the $24 million budget.

Operator

Alex Yiagy (ph) of Morgan Stanley.

Alex Yiagy - Morgan Stanley — Analyst

I just have a question on the spending you’re doing for the business development side. I’m just trying to understand how the increase came along. It would seem fairly suddenly, looking back at your last conference call you said that G&A expenses, you maybe wouldn’t necessarily get better but probably topped out at that point. I’m just trying to understand what changed in the last two months or so to accelerate it that quickly?

George Zoley - The GEO Group — Chairman & CEO

I guess I was pleasantly surprised with the positive responses in several states around this country on mental health opportunities. They actually developed very quickly. Sometimes, as in even in the prison business, it takes years to develop these opportunities. But actually this has been a path of lesser resistance by legislators in privatizing these facilities. They are big-ticket facilities and they seem less conflicted or reluctant to go out and outsource them. So I had to respond in kind with proper staffing and proper business development costs to position our Company for this new — I guess — new evolution of our Company because that’s how big I think it’s going to be.

Alex Yiagy - Morgan Stanley — Analyst

In listening to your previous comments, at first it sounds like your saying the sales cycle for this is little shorter. It sounds like it’s probably on the higher end of profitability relative to the rest of your Company and are you running into —?

George Zoley - The GEO Group — Chairman & CEO

There’s no capital requirements.

Alex Yiagy - Morgan Stanley — Analyst

Are you running into any new competitors? What’s the competitive environment like —?

George Zoley - The GEO Group — Chairman & CEO

That’s the danger of my being so positive in these conference calls. I don’t want any new competitors. We were the only bid for the Dade County facility as we were the only bid on the South Florida State Hospital that we are presently operating. So in that business, and there have only been two competitions we have been the only bidder.

Operator

Martin Angel (ph) of Choice for Every Child Foundation.

Martin Angel - Choice for Every Child Foundation — Private Investor

I had a couple of questions. I’m a new shareholder by the way. A couple of questions. What was our tax liability to the state of Florida this past year? Is that where you primarily pay taxes to from a state standpoint?

Unidentified Company Representative

Our tax liability, our primary tax liability is our federal income tax liability. And then our state income tax liability is apportioned across the country based on the performance and the number of facilities and the income generated in those various states. There’s a number of states where we do a significant amount of business; one of them being Florida.

Martin Angel - Choice for Every Child Foundation — Private Investor

I do a lot of state legislative work and I have done a lot of work with Florida Legislature, especially in terms of the corporate scholarship tax credit, which allows companies like yours to get 100% dollar for dollar state tax credit. Do you all participate in that?

George Zoley - The GEO Group — Chairman & CEO

Yes, we do.

Martin Angel - Choice for Every Child Foundation — Private Investor

That’s awesome. Also, are you looking for any opportunities since I live in Texas and no a lot of the folks here. Are you looking for any opportunities in Missouri where I also have some extensive —? Is that on your radar screen?

George Zoley - The GEO Group — Chairman & CEO

For tax credit?

Martin Angel - Choice for Every Child Foundation — Private Investor

No. Not for the tax credit, for building facilities and managing facilities.

George Zoley - The GEO Group — Chairman & CEO

Absolutely, can you call me later?

Martin Angel - Choice for Every Child Foundation — Private Investor

Yes. I can do that.

George Zoley - The GEO Group — Chairman & CEO

Any other questions?

Operator

You also have a follow-up question from Todd Van Fleet.

Todd Van Fleet - First Analysis — Analyst

Just one quick follow-up on the medical expenses that are going to impact Q2. Could you tell us how anomalous the situation is and if the situation has caused you to rethink about how you structure some of these health care arrangements and what we can expect going forward if anything in the way of restructuring those sorts of arrangements?

George Zoley - The GEO Group — Chairman & CEO

Well, I think I mentioned, one case was in excess of 500,000 and the person was in intensive care for 70 days and they finally passed away. Another case, the person was on a ventilator for ten days. We have had kind of medical issues kind of come and go. They come in some weird cycles. It has caused us to think about how can we deal with this better? Is there a way that we can accrue for these in a different manner? So we are thinking about that. A bill of 500,000 is highly highly unusual.

Operator

You have no further questions.

George Zoley - The GEO Group — Chairman & CEO

I thank you for your calls. And again, I want to reiterate our regrets on having to report what will be a difficult second quarter. But I want to quickly add that we are optimistic on resolving these issues. We’re working on them every single day and we have I think a very competent team in place. And if there’s any change in what we have given you as far as this guidance, we will obviously alert you to that. I hope that doesn’t have to be required. So I thank you for your interest and understanding today and hope to address you in the next conference call.

Operator

This concludes today’s presentation. You may now disconnect. Thank you and have a good day.

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